Exhibit 99.1
Local Bounti Announces Third Quarter 2024 Financial Results

Commercial momentum accelerating with expanded product assortment and increased growing capacity

Increased scale driving strategic discussions with customers to align respective footprints for next chapter of growth

HAMILTON, MT – November 14, 2024 – Local Bounti Corporation (NYSE: LOCL) ("Local Bounti" or the "Company"), a breakthrough U.S. indoor agriculture company, today announced its financial results for the quarter ended September 30, 2024 and provided expectations for fourth quarter 2024.

"In the third quarter, we delivered a 50% increase in sales over the prior year period while advancing Local Bounti's commercial strategy through expansion of our product mix and deepening relationships with blue-chip retail partners," commented Craig Hurlbert, CEO of Local Bounti. "We couldn’t be more excited about the customer response to our ongoing scale-up, and during the third quarter, we made the strategic decision to reconfigure our growing plans to align with our growing customer base. More specifically, we are seeing heightened demand for our specialty products, such as Arugula and Spinach, among others, and are reworking our growing mix to meet this demand. The dynamic associated with this shift caused a shortfall relative to our anticipated ramp in the third quarter and shifted our timeline for achieving positive adjusted EBITDA1 into the second quarter of 2025. We continue to believe this evolution positions us to deliver improved performance over the long term by focusing on high-velocity, higher-value products that our customers are looking for. The robust demand we are experiencing, including interest from additional major retailers, reinforces our position as a leader in sustainable indoor agriculture."

Kathleen Valiasek, President and CFO of Local Bounti, added, "We continue to optimize our operations and capital structure to support sustainable growth. With respect to our plans for the next chapter of growth at Local Bounti, we are taking a measured approach and working closely with our customers to ensure that each investment decision aligns with specific customer demand and distribution strategies that meet both our needs. We are evaluating several financing arrangements with existing and potential new partners to support our strategic initiatives while maintaining our focus on achieving positive adjusted EBITDA. Our disciplined approach to capital allocation, combined with our ongoing efforts to create efficiencies throughout our operations, positions us well to meet growing demand while progressing toward our financial goals."

Third Quarter 2024 Financial Summary

•Sales increased 50% to $10.2 million in the third quarter of 2024, compared to $6.8 million in the prior year period. The increase was primarily due to increased production and growth in sales from the Company's facilities in Georgia, Texas, and, to a lesser extent, Washington. Due to the decision to realign its production mix to meet demand from its growing customer base and optimize its margin opportunity with differentiated products, the Company shipped product from only half of its Texas facility during the third quarter, resulting in revenue contribution that was lower than expected.
•Gross profit was $1.4 million in the third quarter of 2024. Adjusted gross margin percentage1 was approximately 32%, excluding depreciation and stock-based compensation. Adjusted gross margin improved sequentially by approximately 300 basis points, with the performance being driven by operational enhancement of the Company's facilities. The Company expects that, over time, its adjusted gross margin will increase further as a percentage of sales as a result of the continued scaling of the business, initiatives to optimize production costs, and improved product mix.

•Selling, general, and administrative expenses decreased by $2.1 million to $12.3 million in the third quarter of 2024, as compared to $14.4 million in the prior year period, driven primarily by cost-saving actions the Company took in the fourth quarter of 2023 and the first quarter of 2024 to streamline its organizational structure, as well as lower stock-based compensation expense, partially offset by a charge associated with the disposal of fixed assets. Adjusted selling, general and administrative expense, which excludes stock-based compensation, depreciation and amortization, and other non-core items was $7.5 million, consistent with that of the prior year period. The Company expects to continue to benefit from its lower cost base through the end of 2024.

•Research and development expenses increased $2.1 million to $7.1 million in the third quarter of 2024, as compared to $5.0 million in the prior year period. Included in these amounts is non-cash depreciation and stock compensation expenses of $2.9 million in the current year period, and $1.1 million in the prior year period. The Company expects research & development expenses, excluding non-cash items, to decrease in future periods as it reaches production thresholds for its new product lines, further supporting the Company's efforts to achieve positive adjusted EBITDA in the near-term.
•Operating loss improved $1.0 million versus the prior year period to $18.0 million, as compared to a loss of $19.0 million in the third quarter of 2023.

•Net loss was $34.3 million in the third quarter of 2024, as compared to net loss of $24.3 million for the prior year period.

•Adjusted EBITDA1 loss improved to $8.4 million, as compared to a loss of $9.0 million in the prior year period. Third quarter 2024 adjusted EBITDA excludes $1.4 million in stock-based compensation, $18.3 million in interest expense, $5.9 million of depreciation and amortization, $1.9 million gain on change in fair value of warrant liability, $1.6 million charge for a loss on the disposal of fixed assets, and $0.6 million of strategic transaction due diligence and integration related costs.

1See reconciliation of the non-GAAP measures at the end of this press release.

Commercial Facilities Update

Hamilton, Montana Facility Transition to Commercial Production Now Complete
The Company completed the transition of its Montana facility from a research and development focus to a commercially oriented focus growing produce for sale to customers in the third quarter of 2024. This transition follows the capacity enhancements brought about by the completion of the Georgia facility and the commencement of operations at both the Texas and Washington facilities and is expected to help drive the Company toward its goal of achieving positive adjusted EBITDA in the second quarter of 2025.

Capacity Expansion Project Update
Plans remain in place to build additional capacity across the Company's network of facilities enabled with its Stack & Flow Technology®. The planned expansions are designed to provide additional capacity and allow for the Company's growing product assortment to meet existing demand from Local Bounti's direct relationships with blue-chip retailers and distributors. The timing and scope of these projects, which include plans to expand into the Midwest, remain under review pending ongoing discussions with retailers to optimize those facilities for specific products in support of retail commitments and strategies to expand distribution.

Product Development & Distribution

The Company expanded its product assortment in the third quarter of 2024 by introducing several high-velocity offerings, including Arugula, Spinach, Spring Mix & Spinach Blend, Power Crisp, and Basil. The Company began shipping its entire assortment to customers during the third quarter and added additional distribution with retailers in the mass and grocery channels in the fourth quarter.

Local Bounti continued its rollout its Grab-and-Go Salad Kits to customers throughout the Pacific Northwest and Southern United States. The Grab-and-Go assortment includes four unique flavor offerings: Artisanal Chicken Caesar, Memphis Inspired Chicken, Sweet Poppy Power, and Modern Greek Style.

Capital Structure

The Company ended the quarter with cash and cash equivalents and restricted cash of $6.8 million as of September 30, 2024. Fourth quarter-to-date, the Company has received an additional $6 million from its lender to fund working capital.

As of September 30, 2024, Local Bounti had approximately 8.7 million shares outstanding, 6.2 million common shares under warrants outstanding, and approximately 1.3 million restricted stock units outstanding. As of September 30, 2024, including these warrants and restricted stock units, the Company had a fully diluted share count of approximately 16.1 million shares outstanding.

The Company continues to pursue opportunities to lower its cost of capital and replace its construction financing (noting that at this time, it has determined not to move forward with closing the previously disclosed conditional commitment letters with a commercial finance lender), including sale leaseback transactions and its work with a licensed United States Department of Agriculture (USDA) lender.

Financial Outlook

The Company anticipates fourth quarter revenues of approximately $11 million, which implies year-over-year growth of approximately 67%. This expectation reflects a continued ramp of the Company’s Washington and Texas facilities, the Montana facility’s transition to commercial production, and an optimized product mix, including the expansion of high-velocity offerings such as Arugula.

The Company believes that it has access to capital to fund its operations, complete the construction of its ongoing projects, and reach positive adjusted EBITDA in the second quarter of 2025.

Conference Call

The Company will host a conference call with members of the Local Bounti executive management team. The conference call is scheduled to begin at 8:00 a.m. ET on Thursday, November 14, 2024. To participate on the live call, listeners in North America may dial (877) 514-3623 and international listeners may dial +1 (201) 689-8768. The Conference ID is 13749044.

In addition, the call will be broadcast live via webcast, hosted at the "Investors" section of the Company's website at localbounti.com and will be archived online.

About Local Bounti

Local Bounti is redefining indoor farming with an innovative method – its patented Stack & Flow Technology® – that significantly improves crop turns, increases output and improves unit economics. Local Bounti operates advanced indoor growing facilities across the United States, servicing approximately 13,000 retail doors. Local Bounti grows healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Local Bounti's sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to 'revolutionize agriculture, ensuring accessibility to fresh, sustainable, locally grown produce and nourishing communities everywhere for generations to come,' Local Bounti's food is fresher, more nutritious, and lasts longer than traditional agriculture. To find out more, visit localbounti.com or follow Local Bounti on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," "believe," "anticipate," "estimate," "project," "intend," "should," "is to be," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding improving sales, costs, and margins; product expansions; facility operations and expansions; financial guidance for 2024; timing for reaching positive adjusted EBITDA; lowering cost of capital; evaluation of lower cost or replacement debt; and sufficiency of capital. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms, or at all; the risk that Local Bounti will not be able to lower its cost of capital with future financings, including sale lease-backs or other financing transactions; Local Bounti's ability to effectively integrate the acquired operations of any CEA or similar operations which it acquires into its existing operations; the ability of Local Bounti to retain and hire key personnel; the Company's ability to meet the continued listing requirements of the New York Stock Exchange or timely cure any noncompliance thereof; the uncertainty of projected financial information; if and when the Company will repurchase the stock authorized by its Board of Directors and the impact of the share repurchase program to the Company and its stockholders; Local Bounti's increased leverage as a result of additional indebtedness incurred in connection with the acquisition of Pete's or as the result of the incurrence of additional future indebtedness; restrictions contained in Local Bounti's debt facility agreements with Cargill; Local Bounti's ability to repay, refinance, restructure and/or extend its indebtedness as it comes due; Local Bounti's ability to generate revenue; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; Local Bounti's ability to build out additional facilities; reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti's ability to decrease its cost of goods sold over time; potential for damage to or problems with Local Bounti's facilities; Local Bounti's ability to attract and retain qualified employees, including management; Local Bounti's ability to develop and maintain its brand or brands it may acquire; Local Bounti's ability to maintain its company culture or focus on its vision as it grows; Local Bounti's ability to execute on its growth strategy; the risks of diseases and pests destroying crops; Local Bounti's ability to compete successfully in the highly competitive natural food market; Local Bounti's ability to defend itself against intellectual property infringement claims; changes in consumer preferences, perception and spending habits in the food industry; seasonality; Local Bounti's ability to achieve its sustainability goals; and other risks and uncertainties indicated from time to time, including those under "Risk Factors" and "Forward-Looking Statements" in Local Bounti's Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 28, 2024, as supplemented by other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Non-GAAP Financial Information

This press release contains references to adjusted EBITDA, adjusted gross profit, adjusted gross margin percentage and adjusted selling, general and administrative expense, which are adjusted from results based on generally accepted accounting principles in the United States ("GAAP") and exclude certain expenses, gains, and losses. The Company defines and calculates adjusted EBITDA as net loss attributable to Local Bounti before the impact of interest expense, depreciation, and amortization, and adjusted to exclude stock-based compensation expense, change in fair value of warrant liability, business acquisition and strategic transaction due diligence and integration related costs, utilities price spike and inclement weather-related costs, loss on disposal of fixed assets, and certain other non-core items. The Company defines and calculates adjusted gross profit as gross profit excluding depreciation, stock-based compensation, business acquisition and strategic transaction due diligence and integration related costs, utilities price spike and inclement weather-related costs, and certain other non-core items. The Company defines and calculates adjusted gross margin percentage as adjusted gross profit as a percent of sales. The Company defines and calculates adjusted selling, general and administrative expense as selling, general and administrative expense excluding stock-based compensation, depreciation, amortization, business acquisition and strategic transaction due diligence and integration related costs, and certain other non-core items.

These non-GAAP financial measures are provided to enhance the user's understanding of the Company's prospects for the future and the historical performance for the context of the investor. The Company's management team uses these non-GAAP financial measures to assess performance and planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP, and the methods the Company uses to compute them may differ from those used by other companies. Non-GAAP financial measures are supplemental; they should not be considered a substitute for, or superior to, financial information presented in accordance with GAAP and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the quarter ended September 30, 2024.

Contact:

Kathleen Valiasek, President and Chief Financial Officer
Local Bounti
investors@localbounti.com

LOCAL BOUNTI CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$317	$10,326
Restricted cash	6,490	6,569
Accounts receivable, net	2,044	3,078
Inventory, net	6,547	4,210
Prepaid expenses and other current assets	1,905	2,805
Total current assets	17,303	26,988
Property and equipment, net	371,368	313,166
Finance lease right-of-use assets	293	—
Operating lease right-of-use assets	118	172
Intangible assets, net	38,676	41,353
Other assets	3,056	73
Total assets	$430,814	$381,752

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$16,357	$14,640
Accrued liabilities	23,104	17,204
Short-term debt	13,470	—
Financing obligation	42	—
Operating lease liabilities	69	97
Finance lease liabilities	81	—
Total current liabilities	53,123	31,941
Long-term debt, net of debt issuance costs	384,938	277,985
Financing obligation, noncurrent	49,706	49,225
Operating lease liabilities, noncurrent	65	114
Finance lease liabilities, noncurrent	218	—
Warrant liability	8,377	7,214
Total liabilities	496,427	366,479

Commitments and contingencies

Stockholders' (deficit) equity
Common stock, 0.0001 par value, 400,000,000 shares authorized, 8,650,649 and 8,311,237 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	321,358	318,600
Accumulated deficit	(386,972)	(303,328)
Total stockholders' (deficit) equity	(65,613)	15,273
Total liabilities and stockholders' (deficit) equity	$430,814	$381,752

LOCAL BOUNTI CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Sales	$10,242	$6,810	$28,068	$20,691
Cost of goods sold(1)(2)	8,829	6,405	24,518	19,155
Gross profit	1,413	405	3,550	1,536
Operating expenses:
Research and development(1)(2)	7,096	5,001	15,102	12,103
Selling, general and administrative(1)(2)	12,348	14,406	30,642	47,091
Total operating expenses	19,444	19,407	45,744	59,194
Loss from operations	(18,031)	(19,002)	(42,194)	(57,658)
Other income (expense):
Change in fair value of warrant liability	1,921	1,766	(1,163)	16,917
Interest expense, net	(18,312)	(7,105)	(40,420)	(17,876)
Other income	95	83	133	156
Net loss	$(34,327)	$(24,258)	$(83,644)	$(58,461)

Net loss applicable to common stockholders per common share:
Basic and diluted	$(4.01)	$(3.02)	$(9.99)	$(7.41)
Weighted average common shares outstanding:
Basic and diluted	8,568,684	8,019,561	8,369,879	7,893,665

(1) Amounts include stock-based compensation as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cost of goods sold	$15	$24	$75	$100
Research and development	86	343	250	1,676
Selling, general and administrative	1,286	2,898	1,776	11,882
Total stock-based compensation expense, net of amounts capitalized	$1,387	$3,265	$2,101	$13,658

(2) Amounts include depreciation and amortization as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cost of goods sold	$1,642	$832	$4,197	$2,662
Research and development	2,852	722	5,031	1,754
Selling, general and administrative	1,374	1,851	3,757	5,763
Total depreciation and amortization	$5,868	$3,405	$12,985	$10,179

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN PERCENTAGE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Sales	$10,242	$6,810	$28,068	$20,691
Cost of goods sold	8,829	6,405	24,518	19,155
Gross profit	1,413	405	3,550	1,536
Depreciation	1,642	832	4,197	2,662
Stock-based compensation	15	24	75	100
Utilities price spike and inclement weather related costs	—	—	—	727
Acquisition related integration costs	183	415	183	838
Adjusted gross profit	$3,253	$1,676	$8,005	$5,863
Adjusted gross margin %	32%	25%	29%	28%

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSE TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Selling, general and administrative	$12,348	$14,406	$30,642	$47,091
Stock-based compensation	(1,286)	(2,898)	(1,776)	(11,882)
Depreciation and amortization	(1,374)	(1,851)	(3,757)	(5,763)
Loss on disposal of fixed assets	(1,610)	(1,223)	(1,610)	(1,223)
Business acquisition and strategic transaction due diligence and integration related costs	(431)	(742)	(2,056)	(4,658)
Intellectual property litigation	(197)	—	(197)	—
Restructuring and business realignment costs	—	(151)	(298)	(875)
Adjusted selling, general and administrative	$7,450	$7,541	$20,948	$22,690

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(34,327)	$(24,258)	$(83,644)	$(58,461)
Stock-based compensation expense	1,387	3,265	2,101	13,658
Interest expense, net	18,312	7,105	40,420	17,876
Depreciation and amortization	5,868	3,405	12,985	10,179
Loss on disposal of fixed assets	1,610	1,223	1,610	1,223
Utilities price spike and inclement weather related costs	—	—	—	727
Business acquisition and strategic transaction due diligence and integration related costs	614	1,975	2,239	6,314
Intellectual property litigation	197	—	197	—
Restructuring and business realignment costs	—	152	298	876
Change in fair value of warrant liability	(1,921)	(1,766)	1,163	(16,917)
Other income	(95)	(83)	(133)	(156)
Adjusted EBITDA	$(8,355)	$(8,982)	$(22,764)	$(24,681)